EXHIBIT 10.3

BEKEM METALS, INC.

RESTRICTED STOCK AGREEMENT

This Agreement, dated as of April 7th, 2006 (“Grant Date”) by and between Bekem Metals, Inc. a Utah Corporation (the “Employer”), and Yermek Kudabayev (the “Executive”), is entered into as follows:

RECITALS

The Employer and the Executive are parties to an Employment Agreement made and entered into April 7th, 2006 (the “Employment Agreement”); and

The Board of Directors of Bekem Metal, Inc., a Utah Corporation, has determined that the Executive be granted shares of the Employer’s ($0.001 par value Common Stock) (“Stock”) subject to restrictions stated below;

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	GRANT OF STOCK

Pursuant to Section 3.2(B) of the Employment Agreement, the Executive is hereby granted, effective on the Grant Date and subject to the terms and conditions of this Agreement, 383,429 shares of Restricted stock, said number of shares being determined at market value on the Grant Date.

2.	ISSUANCE OF STOCK

As soon as practicable, the Employer shall cause the shares of Restricted Stock to be issued in the Executive’s name. The Restricted Stock shall be held in the custody of the Employer or its designee for the Executive’s account. The Restricted Stock shall be subject to the restrictions described herein. The Restricted Stock shall bear appropriate legends with respect to the restrictions described herein.

3.	VESTING

The interest of the Executive in the Stock shall vest as to one-fourth (95,857 shares) of such Stock on the first anniversary of the Grant Date conditioned on the Executive making timely Securities and Exchange Commission filings during the first year. The interest of the Executive in the Stock shall vest as to an additional one-fourth (95,857 shares) of such Stock on the second anniversary of the Grant Date conditioned on the Executive making timely Securities and Exchange Commissions filings during the entire second year. The interest of the Executive in the Stock shall vest as one-half (191,715 shares) of such Stock on the third anniversary of the Grant Date conditioned on the Executive making timely Securities and Exchange Commission filings during the third year, but only if the Employer has commenced commercial operations during the three year restricted period.

4.	RESTRICTIONS

(a) No portion of the Restricted Stock or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Executive until such portion of the Restricted Stock becomes vested in accordance with Section 3 of this Agreement. The period of time between the date hereof and the date all Restricted Stock becomes vested is referred to herein as the “Restriction Period.”

(b) If the Executive’s employment with the Employer is terminated, the balance of any restricted stock subject to the provisions of this Agreement, which has not vested pursuant to Section 3 above at the time of the Executive’s termination of employment shall be forfeited and ownership transferred back to the Employer.

5.	EXECUTIVE SHAREHOLDER RIGHTS

During the Restriction Period, the Executive shall have all the rights of a shareholder with respect to the Restricted Stock except the right to transfer the Restricted Stock, as set forth in Section 4 of this Agreement. Accordingly, the Executive shall be the right to vote the Restricted Stock and to receive any cash dividends paid to or made with respect to the Restricted Stock, provided, however, that dividends paid, if any, with respect to that Restricted Stock which has not vested at the time of the dividend payment shall be held in the custody of the Employer and shall be subject to the same restrictions that apply to the corresponding Restricted Stock.

6.	CHANGES IN STOCK

In the event that as a result of (a) any stock dividend, stock split or other change in the Restricted Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Employer, and by virtue of any such change, the Executive shall in his capacity as owner of the unvested shares of Restricted Stock which have been awarded to him (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered to be unvested Restricted Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to his Agreement.

7.	TAXES

The Executive shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock hereunder. The Executive may elect to satisfy such withholding tax obligation by having the Employer retrain Restricted Stock having a fair market value equal to the Employer’s minimum withholding obligation.

8.	MISCELLANEOUS

(a) The Employer shall not be required (i) to transfer on its books any shares of Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon deliver to the Executive at his address then on file with the Employer.

(d) This Agreement shall not be construed so as to grant the Executive any right to remain in the employ of the Employer.

(e) The parties agree that: (i) this Restricted Stock Agreement and the grant of the Restricted Stock hereunder are in full and final satisfaction of the Employer’s obligations under Section 3.2(B) of the Employment Agreement except as stated herein; and (iii) the Employer shall not have any further obligation to the Executive relating to the grant of stock except as stated herein.

(f) This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: Bekem Metals, Inc.

By: /s/ Marat Cherdabayev

Marat Cherdabayev, Chief Executive Officer

EXECUTIVE:

/s/ Yermek Kudabayev

Yermek Kudabayev